Pricing Supplement Dated	9/11/2006	Filed pursuant to ☒ Rule 424(b)(2) ☐ Rule 424(b)(5)
(To Prospectus dated February 16, 2006, and		Registration Statement Nos.	333-129763 and
Prospectus Supplement dated February 16, 2006)			333-129763-01

CUSIP: 74254PNH1

Principal Life Insurance Company
Principal® Life CoreNotes® (Callable) (That are also Asset-Backed Securities) Issued Through and Obligations of
Principal Life Income Fundings Trust 2006-62 (the “Trust” and “Issuing Entity”)

The description of this pricing supplement of the particular terms of the Principal® Life CoreNotes® offered hereby, and the Funding Agreement (specified below) issued by Principal Life Insurance Company (“Principal Life”) to the Trust, the payment obligations of which are fully and unconditionally guaranteed by the Guarantee (specified below) issued by Principal Financial Group, Inc. to the Trust, supplements the description of the general terms and provisions of the notes, the funding agreements and the guarantees set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1. The Notes

Principal Amount:	TBD	Purchasing Agent Discount:	1.300%

Issue Price:	100.0%	Original Issue Date:	9/20/2006

Net Proceeds to the Trust:	TBD	Stated Maturity Date:	9/15/2014

Interest Payment Dates:	The 15th day of every sixth month commencing on 3/15/2007

Initial Interest Payment Date:	3/15/2007

Regular Record Date:	15 calendar days prior to the Interest Payment Date

Type of Interest Rate:	☒ Fixed Rate	☐ Floating Rate

Interest Rate:	5.65%

Discount Note:	☐ Yes	☒ No

Terms of Survivor’s Option:
Annual Put Limitation:		☒ $2,000,000 or 2%; or
☐ $ or %
Individual Put Limitation:		☒ $250,000; or
☐ $
Trust Put Limitation:		☒ 2%; or $

Redemption Provisions:	☒ Yes	☐ No.	If, Yes,
Initial Redemption Date:	9/15/2008
Redemption:	☒ In whole only and not in part
☐ May be in whole or in part
Additional Other Terms:	Any redemption date will be an Interest Payment Date falling on or after the Initial Redemption Date

Repayment:	☐ Yes	☒ No

Authorized Denominations:	$1,000

“Principal®” is a registered service mark of Principal Financial Services, Inc. and is used under license.
“CoreNotes®” is a registered service mark of Merrill Lynch & Co.

Ratings:

     The Notes issued under the Program are rated AA by Standard & Poor’s (“S&P”).
     Principal Life expects the Notes to be rated Aa2 by Moody’s Investors Service, Inc. (“Moody’s”).

Purchasing Agent(s) Purchasing Notes as Principal:	☒ Yes	☐ No.	If, Yes,

Purchasing Agent(s)	Principal Amount
Merrill Lynch	TBD

Total:	TBD

State of Organization of the Trust:	New York

Additional/Other Terms:	None

2. The Funding Agreement

Funding Agreement Issuer:	Principal Life Insurance Company

Funding Agreement No.:	7-08161

Deposit:	TBD

Net Deposit:	TBD

Effective Date:	9/20/2006

Stated Maturity Date:	9/15/2014

Interest Payment Dates:	The 15th day of every sixth month commencing on 3/15/2007

Initial Interest Payment Date:	3/15/2007

Type of Interest Rate:	☒ Fixed Rate	☐ Floating Rate

Interest Rate:	5.65%

Discount Funding Agreement:	☐ Yes	☒ No

Terms of Survivor’s Option:
Annual Put Limitation:		☒ $2,000,000 or 2%; or
☐ $ or %
Individual Put Limitation:		☒ $250,000; or
☐ $
Trust Put Limitation:		☒ 2%; or $

Redemption:	☒ Yes	☐ No.	If, Yes,
Initial Redemption Date:	9/15/2008
Redemption:	☒ In whole only and not in part
☐ May be in whole or in part
Additional Other Terms:	Any redemption date will be an Interest Payment Date falling on or after the Initial Redemption Date

Repayment:	☐ Yes	☒ No

Ratings:

The Funding Agreement issued under the Program is rated AA by S&P.
Principal Life expects the Funding Agreement to be rated Aa2 by Moody’s.

Additional/Other Terms:	None

3. The Guarantee

Guarantee Issuer:	Principal Financial Group, Inc.

Effective Date:	9/20/2006

Additional/Other Terms:	None

2